Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Gemini Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	1,728,326	(2)	$1.365	(3)	$2,359,164.99	(3)	$92.70 per $1,000,000	$218.69

	Total Offering Amounts						$2,359,164.99			$218.69

	Total Fee Offsets									—

	Net Fee Due									$218.69

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”) which become issuable under the Gemini Therapeutics, Inc. 2021 Stock Option and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents an automatic increase of 1,728,326 shares of Common Stock to the number of shares available for issuance under the Plan, effective January 1, 2022. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the United States Securities and Exchange Commission on April 12, 2021 (File No. 333-255194).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $1.365, the average of the high and low sale prices of the Common Stock as reported on Nasdaq on March 7, 2022 (such date being within five business days of the date that this Registration Statement was filed with the Commission).